Exhibit 23.3

CONSENT

To:	Key Mining Corp. (the “Company”)

Re:	Registration Statement on Form S-1 of the Company (the “Company”)

Resource Development Associates Inc. is the authoring firm of the report titled “S-K 1300 Technical Report Summary for the Cerro Blanco Rutile Titanium Bearing Mineral Deposit, Region III, Atacama, Chile, dated August 7, 2023” regarding the mining property known as the Cerro Blanco (the “Project”) which was prepared in accordance the Securities and Exchange Commission (“SEC”) S-K regulations (Title 17, Part 229, Items 601 and 1300 until 1305) for Key Mining Corp. (the “Expert Report”).

Resource Development Associates Inc. understands that the Company wishes to make reference to Resource Development Associates Inc.’s name and the Expert Report in its Registration Statement on Form S-1 (the “Registration Statement”) to be prepared and filed in connection with the Company’s initial public offering. Resource Development Associates Inc. further understands that the Company wishes to use extracts and/or information from, the Expert Report in the Registration Statement related to the Project. Resource Development Associates Inc. has been provided with a copy of the Registration Statement and has reviewed the proposed disclosure identified above.

Accordingly, in respect of the Registration Statement, Resource Development Associates Inc. does hereby consent to:

●	the use of, and references to, its name in the Registration Statement;

●	the use of, and references to, the Expert Report in the Registration Statement; and

●	the use of, in the Registration Statement, extracts and information from the Expert Report, or portions thereof (“Undersigned’s Information”).

Resource Development Associates Inc. confirms that where its work involved a mineral resource or mineral reserve estimate, such estimates comply with the requirements for mineral resource and mineral reserve estimation under Subpart 1300 of Regulation S-K promulgated by the SEC.

Resource Development Associates Inc. also confirms that its representatives have read the disclosure in the Registration Statement that relate to the Undersigned’s Information and the Project, and Resource Development Associates Inc. confirms that the disclosure included in the Registration Statement does not contain a misrepresentation.

Dated: September 1, 2023

By:	/s/ Scott Wilson
Name:	Scott Wilson
Title:	President Resource Development Associates Inc.